EXHIBIT 10.2

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         ASSIGNMENT AND ASSUMPTION AGREEMENT dated this 3rd day of November, 2000 between 2217 Acquisition Inc. ("Assignor") and National Residential Properties, Inc.("Assignee").

         WHEREAS:

         A. Assignor has sold its 8% Series A Senior Subordinated Convertible Redeemable Debentures to Louvre Investors LLC, Yellow Stream Company LLC, and Carlsbad Capital LLC having an aggregate original principal face amount of One Million United States dollars $1,000,000 (singly, a "Debenture," and collectively, the "Debentures"); and

         B. Assignee has merged with Assignor pursuant to a October 11, 2000 Agreement and Plan of Merger ("Agreement"), and Assignor has become a wholly owned subsidiary of Assignee; and

         C. Assignor wishes to assign the Debentures to Assignee and Assignee is willing to assume the obligations of the Debentures in exchange for valuable consideration set forth in the Agreement.

         NOW THEREFORE, it is agreed that Assignor shall assign and Assignee shall irrevocably and unconditionally assume all of the conditions and obligations of a certain Securities Subscription Agreement and Debentures, each dated as of October 10, 2000, as if Assignee has entered into and undertaken all of such obligations at the time these instruments were given, and shall render full performance under such instruments in the place and stead of Assignor.



2217 ACQUISITION                   NATIONAL RESIDENTIAL PROPERTIES, INC.
(Assignor)                         (Assignee)


By:      /s/2217 Acquisition       By:/s/ National Residential Properties, Inc.
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